SCHEDULE 13G

CUSIP No. 040221 103	Page 8 of 8

Exhibit 99.1

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: February 12, 2015

PHARMSTANDARD INTERNATIONAL S.A.

By:	/s/ Gérard Birchen
Name:	Gérard Birchen
Title:	Director

PHARMSTANDARD INTERNATIONAL S.A.

By:	/s/ Olena Rebrova
Name:	Olena Rebrova
Title:	Director

PUBLIC JOINT STOCK COMPANY “PHARMSTANDARD”

By:	/s/ Chupikov Vladimir M.
Name:	Chupikov Vladimir M.
Title:	General Director